Exhibit 5.1

Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

May 26, 2009

SolarWinds, Inc.

3711 South MoPac Expressway

Building Two

Austin, Texas 78746

RE: REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by you with the Securities and Exchange Commission on May 26, 2009 in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 17,945,189 shares of your Common Stock (the “Shares”), reserved for issuance pursuant to the Amended and Restated Stock Incentive Plan and 2008 Equity Incentive Plan (the “Plans”). As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the issuance and sale of the Shares to be issued under the Plans.

It is our opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements which accompany the Plans, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati WILSON SONSINI GOODRICH & ROSATI
Professional Corporation